SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

POWERWAVE TECHNOLOGIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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On November 16, 2012, Powerwave Technologies, Inc. (the “Company”) filed its definitive proxy statement on Schedule 14A (“Proxy Statement”) in connection with its annual meeting of shareholders scheduled for December 17, 2012. In the Proxy Statement, the Company disclosed that during fiscal year 2011, each director attended all meetings of the Board of Directors (“Board”) and all meetings of the committees on which they served, with the exception of Richard Burns who attended 71% of the meetings of the Board during the period he served on the Board in fiscal 2011. The Company wishes to supplement this disclosure to clarify that Richard Burns attended 76% of Board and Board committee meetings, in the aggregate, held during the period in which he served as a director in fiscal 2011. During the period in which Mr. Burns served on the Board in fiscal year 2011, Mr. Burns attended 5 of the 7 Board Meetings, 3 of the 3 meetings of the nominating and corporate governance committee and 2 of the 3 meetings of the audit committee.